EXHIBIT 99.1

McGrath RentCorp Announces Results for Fourth Quarter 2016

Income from Operations increases 6%
EPS decreases 17% to $0.40 due to income tax expense increase
Company announces 2% dividend increase; 25th consecutive year increase

LIVERMORE, Calif., Feb. 28, 2017 (GLOBE NEWSWIRE) -- McGrath RentCorp (NASDAQ:MGRC) (the “Company”), a diversified business to business rental company, today announced total revenues for the quarter ended December 31, 2016 of $105.3 million, which was unchanged from the fourth quarter of 2015.  The Company reported net income of $9.7 million, or $0.40 per diluted share for the fourth quarter of 2016, compared to net income of $11.5 million, or $0.48 per diluted share, in the fourth quarter of 2015.

Total revenues for the year ended December 31, 2016 were $424.1 million, compared to $404.5 million in 2015.  Rental revenues decreased 1% to $271.4 million in 2016, compared to $273.7 million in 2015, with income from operations increasing 3% to $79.3 million.  Net income for the year ended December 31, 2016 decreased 5% to $38.3 million, compared to 2015.  Diluted earnings per share increased 1% to $1.60 in 2016 from $1.59 in 2015.

The Company’s effective tax rate for the fourth quarter 2016 was 50.8% compared to 37.8% in the fourth quarter 2015.  This increase was driven by the full year 2016 effective tax rate rising to 42.9% as compared to 39.0 % for 2015, which increased the provision for income taxes in 2016 by $2.6 million and reduced earnings by $0.11 per diluted share in the fourth quarter results.  The increased effective tax rate in 2016 was primarily a result of a change in business mix by state and the decision to exit TRS-RenTelco’s branch operations in India.  Higher business levels in states with higher tax rates, in particular growth in California, and the resulting re-pricing of deferred tax liabilities accounted for approximately $1.6 million. In addition, the decision to exit branch operations in India accounted for approximately $0.7 million.  The Company estimates an effective tax rate of 40.0% for calendar year 2017.

The Company also announced that the board of directors declared a quarterly cash dividend of $0.26 per share for the quarter ending March 31, 2017, an increase of 2% over the prior year period.  On an annualized basis, the 2017 dividend represents a 2.7% yield, based on the February 27, 2017 closing stock price.  The cash dividend will be payable on April 28, 2017 to all shareholders of record on April 14, 2017. This marks the 25th consecutive year the Company has increased its annual dividend.

Fourth quarter operating profit increased 6% compared to a year ago as higher operating profit at Mobile Modular and Enviroplex was partly offset by lower operating profit at Adler Tank Rentals and TRS-RenTelco.

Modular division-wide rental revenues for the quarter increased $2.8 million, or 9%, to $34.5 million from a year ago.  Gross profit from rental revenues increased by 24% as rental revenue margins increased from 54% to 62%, partly due to lower equipment preparation expenses.  Modular division income from operations grew 27% to $13.2 million from a year ago as a result of 18% growth in total gross profit, primarily from higher gross profit from rental revenues, partly offset by higher SG&A expenses.  Modular division average rental equipment utilization for the quarter was flat compared to a year ago at 77.5%.

Mobile Modular Portable Storage continued to make good progress during the fourth quarter and grew rental revenues 13% compared to the same period a year ago. Progress continued towards making each of the portable storage operating geographies increasingly successful.

Rental revenues for TRS-RenTelco declined $1.9 million for the quarter, or 8%, to $20.7 million from a year ago.  The year over year reduction in rental revenues was driven primarily by lower communications test equipment business activity and a continuing highly competitive environment.  Communications test equipment rental revenues declined by 19% while general-purpose increased 5% for the quarter compared to the same period a year ago.  Average equipment utilization was 62.3% compared to 61.2% in the same period in 2015.  Average rental rates declined for the quarter to 4.46% from 4.67% for the fourth quarter of 2015, primarily due to the business activity mix shift from communications to general-purpose test equipment as well as a highly competitive communications test equipment marketplace.  Income from operations declined 5% to $6.3 million as lower rental and sales revenues were partly offset by lower rental equipment depreciation, lower SG&A expenses and higher gross margins on equipment sales as compared to a year ago.

Rental revenues at Adler Tank Rentals declined $1.2 million for the quarter, or 8%, to $15.1 million from a year ago but were up from $14.2 million in the third quarter of 2016.  Average utilization was 51.3% for the quarter compared to 54.0% a year ago, and 49.4% for the third quarter of 2016.  Fourth quarter average equipment on rent declined to $157 million from $166 million a year ago, but was up from $152 million in the third quarter of 2016.  Upstream oil and natural gas rental revenue declined from 11% of total Adler rental revenues in the fourth quarter of 2015 to 8% for the same period in 2016.  Weak demand in the upstream oil and natural gas market put downward pressure on 21K multi-purpose tank utilization and rental rates in upstream, midstream and downstream energy sectors, as well as in other market verticals. Income from operations for the quarter decreased $2.1 million, or 48%, to $2.2 million from a year ago, primarily due to lower gross profit on rental revenues.

Despite very challenging end market conditions throughout the year for Adler Tank Rentals, and to a lesser extent TRS-RenTelco, positive results at Mobile Modular and Enviroplex enabled the Company to grow full year 2016 income from operations to $79 million from $77 million in 2015.  Strong cash flows enabled the Company to reduce debt by $55 million, while paying dividends of $24 million and selectively deploying new capital to increase the size of the modular division rental equipment fleet by $32 million.

All comparisons presented below are for the quarter ended December 31, 2016 to the quarter ended December 31, 2015 unless otherwise indicated.

MOBILE MODULAR

For the fourth quarter of 2016, the Company’s Mobile Modular division reported a $2.8 million increase in income from operations, or 27%, to $13.2 million. Rental revenues increased 9% to $34.5 million, depreciation expense increased 7% to $5.4 million and other direct costs decreased 17% to $7.8 million, which resulted in an increase in gross profit on rental revenues of 24% to $21.3 million.  Rental related services revenues increased 4% to $12.2 million, with gross profit on rental related services revenues increasing 11% to $3.8 million. Sales revenues decreased 36% to $4.3 million, with gross profit on sales revenues decreasing 29% to $1.3 million, primarily due to lower new equipment sales in the fourth quarter of 2016.  Selling and administrative expenses increased 10% to $13.3 million, primarily due to higher allocated corporate expenses.

TRS-RENTELCO

For the fourth quarter of 2016, the Company’s TRS-RenTelco division reported a $0.4 million decrease in income from operations, or 5%, to $6.3 million.  Rental revenues decreased 8% to $20.7 million, depreciation expense decreased 14% to $8.3 million and other direct costs increased 9% to $3.8 million, which resulted in a decrease in gross profit on rental revenues of 9% to $8.6 million.  Sales revenues decreased 24% to $4.5 million.  Gross profit on sales revenues increased 5% to $2.7 million, with gross margin percentage increasing to 60% from 43%, primarily due to higher margins on new and used equipment sales in the fourth quarter of 2016.  Selling and administrative expenses decreased 7% to $5.5 million, primarily due to lower bad debt expense.

ADLER TANKS

For the fourth quarter of 2016, the Company’s Adler Tanks division reported a $2.1 million decrease in income from operations, or 48%, to $2.2 million.  Rental revenues decreased 8% to $15.1 million, depreciation expense decreased 3% to $3.9 million and other direct costs increased 26% to $3.1 million, which resulted in a decrease in gross profit on rental revenues of 18% to $8.0 million.  Rental related services revenues decreased 6% to $6.0 million, with gross profit on rental related services decreasing 12% to $1.1 million. Selling and administrative expenses increased 1% to $6.8 million.

OTHER HIGHLIGHTS

  Debt decreased $19.0 million during the quarter to $326.4 million, with the Company’s funded debt (notes payable) to equity ratio decreasing from 0.88 to 1 at September 30, 2016 to 0.82 to 1 at December 31, 2016.  As of December 31, 2016, the Company had capacity to borrow an additional $245.6 million under its lines of credit.
  Share Repurchases of the Company’s common stock during the fourth quarter 2015 were 551,685 shares for an aggregate repurchase price of $15.2 million, or an average repurchase price of $27.50 per share.  There were no repurchases of the Company’s common stock made during the fourth quarter of 2016.
  Dividend rate increased 2% to $0.255 per share for the fourth quarter of 2016 compared to the fourth quarter of 2015. On an annualized basis, this dividend represents a 2.7% yield on the February 27, 2017 close price of $37.95 per share.
  Adjusted EBITDA was flat at $42.9 million for the fourth quarter of 2016 compared to the fourth quarter of 2015.  At December 31, 2016, the Company’s ratio of funded debt to the last twelve months actual Adjusted EBITDA was 2.00 to 1, compared to 2.11 to 1 at September 30, 2016.  Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization and share-based compensation.  A reconciliation of net income to Adjusted EBITDA and Adjusted EBITDA to net cash provided by operating activities can be found at the end of this release.

You should read this press release in conjunction with the financial statements and notes thereto included in the Company’s latest Forms 10-K, 10-Q and other SEC filings.  You can visit the Company’s web site at www.mgrc.com to access information on McGrath RentCorp, including the latest Forms 10-K, 10-Q and other SEC filings.

FINANCIAL OUTLOOK

Comparing 2017 with 2016, the Company currently expects operating profits to be higher at Mobile Modular and roughly flat at TRS-RenTelco and Adler Tanks.

For the full-year 2017, the Company expects:

  Rental revenues to increase between 1% and 3% over 2016.
  Sales revenues to be comparable to 2016.
  Rental equipment depreciation expense to be between $67 and $69 million.
  “Other” direct costs of rental operations, primarily for rental equipment maintenance and repair, to be between $62 and $64 million.
  Selling and administrative costs to be between $110 and $112 million.
  Operating profit to increase between 3% and 5% over 2016.
  Full year interest expense to be approximately $12 million.
  Effective tax rate to be 40%, excluding any potential impact from ASU 2016-09.
  Diluted share count to be between 24.1 and 24.3 million shares.

These forward-looking statements reflect McGrath RentCorp’s expectations as of February 28, 2017.  Actual 2017 results may be materially different and affected by many factors, including those factors outlined in the “forward-looking statements” paragraph at the end of this press release.

ABOUT MCGRATH RENTCORP

Founded in 1979, McGrath RentCorp is a diversified business-to-business rental company.  The Company’s Mobile Modular division rents and sells modular buildings to fulfill customers’ temporary and permanent classroom and office space needs in California, Texas, Florida, and the Mid-Atlantic from Washington D.C. to Georgia.  The Company’s TRS-RenTelco division rents and sells electronic test equipment and is one of the leading rental providers of general purpose and communications test equipment in the Americas.  The Company’s Adler Tank Rentals subsidiary rents and sells containment solutions for hazardous and nonhazardous liquids and solids with operations today serving key markets throughout the United States.  In 2008, the Company entered the portable storage container rental business under the trade name Mobile Modular Portable Storage.  Today, the business is located in the key markets of California, Texas, Florida, Northern Illinois, New Jersey and most recently entered the North Carolina region.  For more information on McGrath RentCorp and its operating units, please visit our websites:

Corporate – www.mgrc.com
Tanks and Boxes – www.adlertankrentals.com
Modular Buildings – www.mobilemodular.com
Portable Storage – www.mobilemodularcontainers.com
Electronic Test Equipment – www.trsrentelco.com
School Facilities Manufacturing – www.enviroplex.com

CONFERENCE CALL NOTE

As previously announced in its press release of January 26, 2017, McGrath RentCorp will host a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on February 28, 2017 to discuss the fourth quarter 2016 results.  To participate in the teleconference, dial 1-844-707-0666 (in the U.S.), or 1-703-639-1220 (outside the U.S.), or visit the investor relations section of the Company’s website at www.mgrc.com. Telephone replay of the call will be available for 7 days following the call by dialing 1-855-859-2056 (in the U.S.), or 1-404-537-3406 (outside the U.S.).  The pass code for the call replay is 61399095. In addition, a live audio webcast and replay of the call may be found in the investor relations section of the Company’s website at http://mgrc.com/Investor/EventsAndArchive

FORWARD-LOOKING STATEMENTS

Statements in this press release which are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, regarding McGrath RentCorp’s business strategy, future operations, financial position, estimated revenues or losses, projected costs, prospects, plans and objectives are forward looking statements.  These forward-looking statements appear in a number of places and can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “future,” “intend,” “hopes,” “goals” or “certain” or the negative of these terms or other variations or comparable terminology.  In particular, statements about the full year 2017 outlook in the section of the press release entitled “Financial Outlook” are forward-looking statements.

Management cautions that forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause our actual results to differ materially from those projected in such forward-looking statements including, without limitation, the following:  the extent of and timetable for the recovery underway in our modular building division; the continued recovery of the California market; the impact of the bond initiative passed in California on the modular building division;  the state of the wireless communications network upgrade environment; the utilization levels of our Adler Tanks liquid and sold containment tank and box rental assets; the potential for continuing softness in communications test equipment rental demand in our electronics division; our customers’ need and ability to rent our products; failure by third parties to manufacture and deliver our products in a timely manner and to our specifications; our ability to successfully integrate and operate acquisitions, as well as manage expansions; our ability to effectively manage our rental assets; the risk that we may be subject to litigation under environmental, health and safety and product liability laws and claims from employees, vendors and other third parties; effect on our businesses from reductions to the price of oil or gas or the volatility of the oil industry generally; new or modified statutory or regulatory requirements; success of our strategic growth initiatives; risks associated with doing business with government entities; seasonality of our businesses; intense industry competition including increasing price pressure; our ability to timely deliver, install and redeploy our rental products; significant increases in raw materials, labor, and other costs; and risks associated with operating internationally.

Our future business, financial condition and results of operations could differ materially from those anticipated by such forward-looking statements and are subject to risks and uncertainties including the risks set forth above, those discussed in Part II—Item 1A “Risk Factors” and elsewhere in our Form 10-K for the year ended December 31, 2016, and those that may be identified from time to time in our reports and registration statements filed with the SEC.  Forward-looking statements are made only as of the date of this press release and are based on management’s reasonable assumptions; however, these assumptions can be wrong or affected by known or unknown risks and uncertainties.  Readers should not place undue reliance on these forward-looking statements and are cautioned that any such forward-looking statements are not guarantees of future performance.  Except as otherwise required by law, we do not undertake any duty to update any of the forward-looking statements after the date of this press release to conform such statements to actual results or to changes in our expectations.

MCGRATH RENTCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(dollar amounts in thousands, except per share amounts)	2016	2015	2016	2015

Revenues
Rental	$70,352	$70,694	$271,388	$273,696
Rental related services	18,831	18,858	75,859	73,314
Rental operations	89,183	89,552	347,247	347,010
Sales	15,494	15,204	74,410	55,385
Other	606	526	2,423	2,149
Total revenues	105,283	105,282	424,080	404,544

Costs and Expenses
Direct costs of rental operations:
Depreciation of rental equipment	17,607	18,706	72,197	75,213
Rental related services	13,970	14,117	56,374	54,719
Other	14,785	15,467	62,800	60,936
Total direct costs of rental operations	46,362	48,290	191,371	190,868
Costs of sales	9,598	10,236	48,542	36,769
Total costs of revenues	55,960	58,526	239,913	227,637
Gross profit	49,323	46,756	184,167	176,907
Selling and administrative expenses	26,627	25,289	104,908	99,950
Income from operations	22,696	21,467	79,259	76,957
Other expenses:
Interest expense	(2,721)	(2,910)	(12,207)	(10,092)
Foreign currency exchange loss	(180)	(34)	(121)	(488)
Income before provision for income taxes	19,795	18,523	66,931	66,377
Provision for income taxes	10,061	7,005	28,680	25,907
Net income	$9,734	$11,518	$38,251	$40,470

Earnings per share:
Basic	$0.41	$0.48	$1.60	$1.60
Diluted	$0.40	$0.48	$1.60	$1.59
Shares used in per share calculation:
Basic	23,927	23,932	23,900	25,369
Diluted	24,123	24,015	23,976	25,457

Cash dividend declared per share	$0.255	$0.250	$1.02	$1.00

MCGRATH RENTCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	December 31,	December 31,
(in thousands)	2016	2015

Assets
Cash	$852	$1,103
Accounts receivable, net of allowance for doubtful accounts of $2,087 in 2016 and 2015	96,877	95,017
Income taxes receivable	—	11,000
Rental equipment, at cost:
Relocatable modular buildings	769,190	736,875
Electronic test equipment	246,325	262,945
Liquid and solid containment tanks and boxes	308,542	310,263
	1,324,057	1,310,083
Less accumulated depreciation	(467,686)	(440,482)
Rental equipment, net	856,371	869,601
Property, plant and equipment, net	112,190	109,753
Prepaid expenses and other assets	25,583	28,802
Intangible assets, net	8,595	9,465
Goodwill	27,808	27,808
Total assets	$1,128,276	$1,152,549
Liabilities and Shareholders’ Equity
Liabilities:
Notes payable	$326,266	$381,281
Accounts payable and accrued liabilities	78,205	71,942
Deferred income	37,499	36,288
Deferred income taxes, net	292,019	283,351
Total liabilities	733,989	772,862
Shareholders’ equity:
Common stock, no par value - Authorized 40,000 shares
Issued and outstanding - 23,948 shares as of December 31, 2016 and 23,851 shares as of December 31, 2015	101,821	101,046
Retained earnings	292,521	278,708
Accumulated other comprehensive loss	(55)	(67)
Total shareholders’ equity	394,287	379,687
Total liabilities and shareholders’ equity	$1,128,276	$1,152,549

MCGRATH RENTCORP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Year Ended December 31,
(in thousands)	2016	2015
Cash Flows from Operating Activities:
Net income	$38,251	$40,470
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	81,179	84,280
Provision for doubtful accounts	1,892	2,149
Share-based compensation	3,091	3,399
Gain on sale of used rental equipment	(13,739)	(11,902)
Foreign currency exchange loss	121	488
Amortization of debt issuance cost	51	52
Change in:
Accounts receivable	(3,752	3,628
Income taxes receivable	11,000	(11,000)
Prepaid expenses and other assets	3,219	12,910
Accounts payable and accrued liabilities	11,492	(1,520)
Deferred income	1,211	7,149
Deferred income taxes	7,745	14,449
Net cash provided by operating activities	141,761	144,552
Cash Flows from Investing Activities:
Purchases of rental equipment	(79,038)	(131,037)
Purchases of property, plant and equipment	(10,548)	(9,321)
Proceeds from sale of used rental equipment	29,406	26,214
Net cash used in investing activities	(60,180)	(114,144)
Cash Flows from Financing Activities:
Net borrowings (repayments) under bank lines of credit	(35,066)	18,963
Principal payments on Series A senior notes	(20,000)	(20,000)
Borrowings under Series C senior notes	—	60,000
Proceeds from the exercise of stock options	37	2,149
Excess tax shortfall from exercise of stock awards	(1,066)	(292)
Taxes paid related to net share settlement of stock awards	(1,287)	(1,560)
Repurchase of common stock	—	(63,953)
Payment of dividends	(24,448)	(25,779)
Net cash used in financing activities	(81,830)	(30,472)
Effect of foreign currency exchange rate changes on cash	(2)	—
Net decrease in cash	(251)	(64)
Cash balance, beginning of period	1,103	1,167
Cash balance, end of period	$852	$1,103
Supplemental Disclosure of Cash Flow Information:
Interest paid, during the period	$12,436	$10,041
Net income taxes paid, during the period	$15,555	$2,498
Dividends accrued during the period, not yet paid	$6,147	$6,019
Rental equipment acquisitions, not yet paid	$2,876	$7,280

MCGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Three months ended December 31, 2016
(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$34,494	$20,745	$15,113	$—	$70,352
Rental related services	12,172	690	5,969	—	18,831
Rental operations	46,666	21,435	21,082	—	89,183
Sales	4,261	4,532	367	6,334	15,494
Other	133	441	32	—	606
Total revenues	51,060	26,408	21,481	6,334	105,283

Costs and Expenses
Direct costs of rental operations:
Depreciation	5,359	8,317	3,931	—	17,607
Rental related services	8,376	675	4,919	—	13,970
Other	7,828	3,820	3,137	—	14,785
Total direct costs of rental operations	21,563	12,812	11,987	—	46,362
Costs of sales	3,010	1,832	447	4,309	9,598
Total costs of revenues	24,573	14,644	12,434	4,309	55,960

Gross Profit (Loss)
Rental	21,307	8,608	8,045	—	37,960
Rental related services	3,796	15	1,050	—	4,861
Rental operations	25,103	8,623	9,095	—	42,821
Sales	1,251	2,700	(80)	2,025	5,896
Other	133	441	32	—	606
Total gross profit	26,487	11,764	9,047	2,025	49,323
Selling and administrative expenses	13,270	5,452	6,824	1,081	26,627
Income from operations	$13,217	$6,312	$2,223	$944	22,696
Interest expense					(2,721)
Foreign currency exchange loss					(180)
Provision for income taxes					(10,061)
Net income					$9,734

Other Information
Average rental equipment [1]	$739,728	$248,841	$306,681
Average monthly total yield [2]	1.55%	2.78%	1.64%
Average utilization [3]	77.5%	62.3%	51.3%
Average monthly rental rate [4]	2.01%	4.46%	3.20%

  Average rental equipment represents the cost of rental equipment excluding accessory equipment.  For Mobile Modular and Adler Tanks, Average rental equipment also excludes new equipment inventory.
  Average monthly total yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.
  Average utilization is calculated by dividing the average month end costs of rental equipment on rent by the average month end total costs of rental equipment.
  Average monthly rental rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

MCGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Three months ended December 31, 2015
(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated

Revenues
Rental	$31,744	$22,596	$16,354	$—	$70,694
Rental related services	11,712	784	6,362	—	18,858
Rental operations	43,456	23,380	22,716	—	89,552
Sales	6,618	5,964	376	2,246	15,204
Other	93	405	28	—	526
Total revenues	50,167	29,749	23,120	2,246	105,282

Costs and Expenses
Direct costs of rental operations:
Depreciation	5,028	9,639	4,039	—	18,706
Rental related services	8,283	668	5,166	—	14,117
Other	9,483	3,498	2,486	—	15,467
Total direct costs of rental operations	22,794	13,805	11,691	—	48,290
Costs of sales	4,865	3,401	415	1,555	10,236
Total costs of revenues	27,659	17,206	12,106	1,555	58,526

Gross Profit (Loss)
Rental	17,233	9,459	9,829	—	36,521
Rental related services	3,429	116	1,196	—	4,741
Rental operations	20,662	9,575	11,025	—	41,262
Sales	1,753	2,563	(39)	691	4,968
Other	93	405	28	—	526
Total gross profit	22,508	12,543	11,014	691	46,756
Selling and administrative expenses	12,060	5,871	6,739	619	25,289
Income from operations	$10,448	$6,672	$4,275	$72	21,467
Interest expense					(2,910)
Foreign currency exchange loss					(34)
Provision for income taxes					(7,005)
Net income					$11,518

Other Information
Average rental equipment [1]	$696,482	$263,567	$307,390
Average monthly total yield [2]	1.52%	2.86%	1.77%
Average utilization [3]	77.5%	61.2%	54.0%
Average monthly rental rate [4]	1.96%	4.67%	3.28%

  Average rental equipment represents the cost of rental equipment excluding accessory equipment.  For Mobile Modular and Adler Tanks, Average rental equipment also excludes new equipment inventory.
  Average monthly total yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.
  Average utilization is calculated by dividing the average month end costs of rental equipment on rent by the average month end total costs of rental equipment.
  Average monthly rental rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

MCGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Twelve months ended December 31, 2016
(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated

Revenues
Rental	$130,496	$82,307	$58,585	$—	$271,388
Rental related services	49,206	2,846	23,807	—	75,859
Rental operations	179,702	85,153	82,392	—	347,247
Sales	29,393	21,582	1,314	22,121	74,410
Other	417	1,882	124	—	2,423
Total revenues	209,512	108,617	83,830	22,121	424,080

Costs and Expenses
Direct costs of rental operations:
Depreciation	21,001	35,256	15,940	—	72,197
Rental related services	34,722	2,640	19,012	—	56,374
Other	38,353	14,320	10,127	—	62,800
Total direct costs of rental operations	94,076	52,216	45,079	—	191,371
Costs of sales	21,620	10,604	1,342	14,976	48,542
Total costs of revenues	115,696	62,820	46,421	14,976	239,913

Gross Profit (Loss)
Rental	71,143	32,730	32,518	—	136,391
Rental related services	14,484	206	4,795	—	19,485
Rental operations	85,627	32,936	37,313	—	155,876
Sales	7,772	10,979	(28)	7,145	25,868
Other	417	1,882	124	—	2,423
Total gross profit	93,816	45,797	37,409	7,145	184,167
Selling and administrative expenses	51,432	21,896	27,610	3,970	104,908
Income from operations	$42,384	$23,901	$9,799	$3,175	79,259
Interest expense					(12,207)
Foreign currency exchange loss					(121)
Provision for income taxes					(28,680)
Net income					$38,251

Other Information
Average rental equipment [1]	$724,333	$254,019	$307,416
Average monthly total yield [2]	1.50%	2.70%	1.59%
Average utilization [3]	76.6%	60.6%	50.1%
Average monthly rental rate [4]	1.96%	4.45%	3.17%

  Average rental equipment represents the cost of rental equipment excluding accessory equipment.  For Mobile Modular and Adler Tanks, Average rental equipment also excludes new equipment inventory.
  Average monthly total yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.
  Average utilization is calculated by dividing the average month end costs of rental equipment on rent by the average month end total costs of rental equipment.
  Average monthly rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

MCGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Twelve months ended December 31, 2015
(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated

Revenues
Rental	$115,986	$89,208	$68,502	$—	$273,696
Rental related services	45,616	3,055	24,643	—	73,314
Rental operations	161,602	92,263	93,145	—	347,010
Sales	22,248	21,137	1,388	10,612	55,385
Other	434	1,617	98	—	2,149
Total revenues	184,284	115,017	94,631	10,612	404,544

Costs and Expenses
Direct costs of rental operations:
Depreciation	19,246	39,974	15,993	—	75,213
Rental related services	32,576	2,722	19,421	—	54,719
Other	37,233	13,619	10,084	—	60,936
Total direct costs of rental operations	89,055	56,315	45,498	—	190,868
Costs of sales	16,458	10,866	1,736	7,709	36,769
Total costs of revenues	105,513	67,181	47,234	7,709	227,637

Gross Profit (Loss)
Rental	59,507	35,615	42,425	—	137,547
Rental related services	13,040	333	5,222	—	18,595
Rental operations	72,547	35,948	47,647	—	156,142
Sales	5,790	10,271	(348)	2,903	18,616
Other	434	1,617	98	—	2,149
Total gross profit	78,771	47,836	47,397	2,903	176,907
Selling and administrative expenses	46,496	22,930	27,494	3,030	99,950
Income (loss) from operations	$32,275	$24,906	$19,903	$(127)	76,957
Interest expense					(10,092)
Foreign currency exchange loss					(488)
Provision for income taxes					(25,907)
Net income					$40,470

Other Information
Average rental equipment [1]	$667,953	$265,832	$304,001
Average monthly total yield [2]	1.45%	2.80%	1.88%
Average utilization [3]	75.8%	60.5%	58.3%
Average monthly rental rate [4]	1.91%	4.62%	3.22%

  Average rental equipment represents the cost of rental equipment excluding accessory equipment.  For Mobile Modular and Adler Tanks, Average rental equipment also excludes new equipment inventory.
  Average monthly total yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.
  Average utilization is calculated by dividing the average month end costs of rental equipment on rent by the average month end total costs of rental equipment.
  Average monthly rental rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

Reconciliation of Adjusted EBITDA to the most directly comparable GAAP measures

To supplement the Company’s financial data presented on a basis consistent with accounting principles generally accepted in the United States of America (“GAAP”), the Company presents “Adjusted EBITDA”, which is defined by the Company as net income before interest expense, provision for income taxes, depreciation, amortization, and share-based compensation.  The Company presents Adjusted EBITDA as a financial measure as management believes it provides useful information to investors regarding the Company’s liquidity and financial condition and because management, as well as the Company’s lenders, use this measure in evaluating the performance of the Company.

Management uses Adjusted EBITDA as a supplement to GAAP measures to further evaluate the Company’s period-to-period operating performance, compliance with financial covenants in the Company’s revolving lines of credit and senior notes and the Company’s ability to meet future capital expenditure and working capital requirements.  Management believes the exclusion of non-cash charges, including share-based compensation, is useful in measuring the Company’s cash available for operations and performance of the Company.  Because management finds Adjusted EBITDA useful, the Company believes its investors will also find Adjusted EBITDA useful in evaluating the Company’s performance.

Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with GAAP or as a measure of the Company’s profitability or liquidity. Adjusted EBITDA is not in accordance with or an alternative for GAAP, and may be different from non-GAAP measures used by other companies. Unlike EBITDA, which may be used by other companies or investors, Adjusted EBITDA does not include share-based compensation charges.  The Company believes that Adjusted EBITDA is of limited use in that it does not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP and does not accurately reflect real cash flow.  In addition, other companies may not use Adjusted EBITDA or may use other non-GAAP measures, limiting the usefulness of Adjusted EBITDA for purposes of comparison. The Company’s presentation of Adjusted EBITDA should not be construed as an inference that the Company will not incur expenses that are the same as or similar to the adjustments in this presentation. Therefore, Adjusted EBITDA should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures. The Company compensates for the limitations of Adjusted EBITDA by relying upon GAAP results to gain a complete picture of the Company’s performance.  Because Adjusted EBITDA is a non-GAAP financial measure as defined by the SEC, the Company includes in the tables below reconciliations of Adjusted EBITDA to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Reconciliation of Net Income to Adjusted EBITDA
(dollar amounts in thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Net income	$9,734	$11,518	$38,251	$40,470
Provision for income taxes	10,061	7,005	28,680	25,907
Interest	2,721	2,910	12,207	10,092
Depreciation and amortization	19,651	20,977	81,179	84,280
EBITDA	42,167	42,410	160,317	160,749
Share-based compensation	764	536	3,091	3,399
Adjusted EBITDA [1]	$42,931	$42,946	$163,408	$164,148

Adjusted EBITDA margin [2]	41%	41%	39%	41%

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities
(dollar amounts in thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Adjusted EBITDA [1]	$42,931	$42,946	$163,408	$164,148
Interest paid	(3,394)	(2,817)	(12,436)	(10,041)
Net income taxes paid	(7,804)	(258)	(15,555)	(2,498)
Gain on sale of rental equipment	(2,941)	(2,836)	(13,739)	(11,902)
Foreign currency exchange loss	180	34	121	488
Amortization of debt issuance cost	13	13	51	52
Change in certain assets and liabilities:
Accounts receivable, net	6,881	12,043	(1,860)	5,777
Income taxes receivable	—	(11,000)	11,000	(11,000)
Prepaid expenses and other assets	1,845	5	3,219	12,910
Accounts payable and other liabilities	1,761	9,664	6,341	(10,531)
Deferred income	(3,980)	(3,885)	1,211	7,149
Net cash provided by operating activities	$35,492	$43,909	$141,761	$144,552

  Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization, and share-based compensation.
  Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by total revenues for the period.

FOR INFORMATION CONTACT:

Keith E. Pratt
Chief Financial Officer
925 606 9200